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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    Form 8-K



                                 CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) October 10, 1997
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                       Piedmont Natural Gas Company, Inc.
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             (Exact name of registrant as specified in its charter)



  North Carolina                  1-6196                     56-0556998
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(State or Other Jurisdiction    (Commission                (I.R.S. Employer
    of Incorporation)            File Number)            Identification No.)


1915 Rexford Road, Charlotte, North Carolina                       28211
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  (Address of Principal Executive Offices)                       (Zip Code)


Registrant's Telephone Number, Including Area Code        (704) 364-3120
                                                          --------------


        --------------------------------------------------------------
        (Former Name or Former Address, if Changed Since Last Report.)







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Item 5.  Other Events

Environmental Matters

The Company previously reported that it has owned, leased or operated manufactured gas plant (MGP) facilities at 11 sites in its three-state service area and that eight of these sites involve other parties who either owned the property or operated the facilities. Subsequent investigation has disclosed a twelfth site. This site also involves other parties who either owned the property or operated the facilities. On October 10, 1997, the Company entered into a settlement with one of the third parties pursuant to which the Company will pay the third party $5.25 million, and the third party will be responsible for all costs of investigation, monitoring, assessment, evaluation, removal, remedy or remedial action ("Response Costs") incurred at nine of the MGP sites (including the newly discovered site) and will indemnify the Company from any and all actions, causes of action, claims and demands arising out of or relating to such Response Costs. The settlement does not cover any third party claims for personal injury, death, property damage, diminution of property value or natural resources. No such claims are pending or, to the knowledge of the Company, threatened.

As previously reported, the Company is authorized by its three state regulatory commissions to utilize deferral accounting, or the creation of a regulatory asset, for expenditures made in connection with environmental matters. The Company had previously established a liability and associated regulatory asset of $4 million for future environmental costs. In October 1997, the Company increased this liability and associated regulatory asset to $6.6 million to account for the settlement relating to the nine sites.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              PIEDMONT NATURAL GAS COMPANY, INC.
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                                           (Registrant)

                              By /s/ B. L. Guy
                                 -------------
                                 B. L. Guy
                                 Vice President and Controller
                                 (Principal Accounting Officer)

Date    October 16, 1997
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